EXHIBIT 99.1

The Chemours Company Reports Fourth Quarter and Full Year 2016 Results

Transformation Plan Delivering Earnings Improvement and Reduction in Net Leverage

Fourth Quarter 2016 Highlights

•	Net Sales of $1.3 billion
•

Net Loss of $230 million, or ($1.26) per diluted share, including pre-tax items such as: PFOA settlement charge of $335 million, impairment charges of $13 million and additional restructuring costs of $11 million

•	Adjusted EBITDA of $239 million
•	Adjusted Net Income of $15 million, or $0.08 per diluted share, including ~$50 million tax valuation allowance

Full Year 2016 Highlights

•	Net Sales of $5.4 billion
•

Net Income of $7 million, or $0.04 per diluted share, including pre-tax items such as: gain on asset sales of $254 million, PFOA settlement charge of $335 million, impairment charges of $119 million and restructuring costs of $51 million

•	Adjusted EBITDA of $822 million
•	Adjusted Net Income of $187 million, or $1.02 per diluted share, including ~$50 million tax valuation allowance

Other Highlights

•	Reduced costs by approximately $200 million in 2016 through transformation initiatives
•	Improved cash from operating activities by ~$412 million in 2016
•	Retired $385 million of long-term debt through December 31, 2016
•	Net debt of $2.6 billion, ~3.3 times net debt-to-EBITDA

Wilmington, Del., February 15, 2017 – The Chemours Company (Chemours) (NYSE: CC), a global chemistry company with leading market positions in titanium technologies, fluoroproducts and chemical solutions, today announced financial results for the fourth quarter and full-year 2016.

Chemours President and CEO Mark Vergnano said, “2016 was about transformation; our five-point transformation plan delivered results on all fronts – cost reductions, portfolio rationalization, growth opportunities, focused capital investments and cultural change. We achieved our $200 million cost reduction target, and generated substantial proceeds from asset sales. At the same time, we optimized our TiO2 manufacturing capabilities and capitalized on the Opteon™ refrigerant growth opportunity. In addition, the recent agreement with DuPont mitigates the uncertainty around potential outcomes of the PFOA multi-district litigation. Between our strong business performance and the recent PFOA settlement, we significantly improved our earnings and liquidity profile, and strengthened the company by reducing debt and addressing a key contingent liability – all good results for our shareholders.”

Fourth quarter net sales were $1.3 billion, a decrease of 3 percent from $1.4 billion in the prior-year quarter, primarily due to portfolio changes. Fourth quarter net loss was $230 million, or ($1.26) per diluted share, versus a net loss of $86 million, or ($0.48) per diluted share in the prior-year quarter. The net loss in 2016 was primarily due to a PFOA settlement charge of $335 million recorded in the quarter. Adjusted EBITDA for the fourth quarter was $239 million versus $132 million in the prior-year quarter. Fourth quarter results were driven by improved average prices in Titanium Technologies, increased Opteon™ adoption, and continued progress on cost reductions that were partially offset by the impact of portfolio changes within Chemical Solutions.

EXHIBIT 99.1

Sequentially, sales declined 5 percent to $1.3 billion in the fourth quarter. Fourth quarter net loss was $230 million, or ($1.26) per diluted share, which included the $335 million PFOA settlement charge, versus the third quarter net income of $204 million or $1.11 per diluted share, which included a $169 million gain on asset sales. The sales decline was driven by lower seasonal volumes in Titanium Technologies, a decline in base refrigerant volumes due to quotas, and the effects of divestitures within Chemical Solutions. Fourth quarter Adjusted EBITDA was $239 million versus $268 million in the third quarter of 2016. The decline was primarily related to the seasonal demand reductions in Titanium Technologies and Fluoroproducts along with the impact from Chemical Solutions portfolio changes.

Full-year 2016 net sales were $5.4 billion, a decrease of 6 percent from $5.7 billion in 2015, primarily due to the impact of divestitures and a lower average price year-over-year in Titanium Technologies. Net income for the year was $7 million, or $0.04 per diluted share, versus net loss of $90 million, or ($0.50) per diluted share in the prior year. Net income in 2016 reflected improved business performance partially offset by the $335 million PFOA accrual related to the multi-district litigation (MDL) settlement, which was recorded in the fourth quarter. Adjusted EBITDA for 2016 was $822 million versus $573 million in the prior year, an increase of 43 percent. The increase was largely driven by strong Opteon™ growth and benefits from cost reductions despite portfolio changes and lower year-over-year average price of TiO2.

Titanium Technologies

In the fourth quarter, Titanium Technologies segment sales were $623 million, a 6 percent increase versus the prior-year quarter. Improved year-over-year global average TiO2 pricing increased net sales by 8 percent. Lower year-over-year volume within other derivative products reduced sales by 2 percent, while TiO2 volume was flat versus last year’s fourth quarter. Segment Adjusted EBITDA was $157 million, which more than doubled over the prior-year quarter. Benefits of lower raw materials and cost savings and price increases drove the improvement in Adjusted EBITDA.

Sequentially, sales were relatively flat versus the third quarter of 2016 while Adjusted EBITDA increased $13 million, or 9 percent. Volume declined 3 percent, in line with typical seasonal trends, which was offset by improvement in price. The higher Adjusted EBITDA was primarily due to global average price increases and better utilization resulting in lower costs.

Annually, Titanium Technologies sales were $2.4 billion, a 1 percent decline, driven by 3 percent lower average annual price versus the prior year. Segment Adjusted EBITDA for 2016 was $466 million, up 43 percent in comparison to the prior year. Cost reductions and higher volumes more than offset the lower average pricing for the year.

Fluoroproducts

Fluoroproducts segment sales in the fourth quarter were $569 million, an increase of 10 percent versus the prior-year quarter. Strong demand for Opteon™ refrigerants was somewhat offset by lower prices and unfavorable mix within fluoropolymers, as well as the timing of base refrigerant quota sales earlier in the year. Segment Adjusted EBITDA was $111 million, a 39 percent improvement versus the prior-year quarter. The continued ramp up of Opteon™ refrigerants demand more than offset unfavorable pricing and mix within fluoropolymers.

Sequentially, sales and Adjusted EBITDA declined 4 percent and 22 percent, respectively, versus the third quarter of 2016. Continued strength in sales of Opteon™ refrigerants was offset by timing of base refrigerant sales as well as the effects of normal seasonality.

EXHIBIT 99.1

For the 2016 fiscal year, Fluoroproducts sales improved 1 percent to $2.3 billion on increased volume of Opteon™ refrigerants and fluoropolymers. Unfavorable pricing and mix due to competitive pricing pressure within fluoropolymers products as well as lower volume in base refrigerants driven by phase downs partially offset the improvement in volume. Segment Adjusted EBITDA for 2016 was $445 million, up 48 percent versus the prior year as a result of increasing adoption of Opteon™ technology and cost reductions.

Chemical Solutions

In the fourth quarter, Chemical Solutions segment sales were $130 million, a 49 percent decline versus the prior-year quarter. Lower sales were driven by portfolio changes executed throughout the year, including the sale and shutdown of certain businesses. Segment Adjusted EBITDA was $9 million, $7 million below the prior-year quarter, primarily due to the impact of portfolio actions.

Sequentially, sales decreased $52 million versus the third quarter of 2016, primarily due to the impact of portfolio changes. Adjusted EBITDA was flat on lower costs as a result of transformation plan activities, which offset the loss of earnings due to portfolio changes.

Chemical Solutions sales were $772 million in 2016 versus $1.1 billion in the previous year as a result of portfolio impacts and the effect of lower raw materials costs on pass-through contractual prices. Segment Adjusted EBITDA was $39 million, an improvement of 34 percent versus 2015 as a result of transformation plan cost reductions and lower raw material pricing.

Corporate and Other

In connection to the global settlement in principle of the Ohio PFOA MDL by DuPont, DuPont and Chemours agreed to each pay $335.35 million of the $670.7 million global settlement amount. Both companies also agreed to a sharing of potential future PFOA costs not covered by the global settlement during each of the five years following the effectiveness of the settlement.

Corporate and Other represented a negative $38 million of Adjusted EBITDA.  The $335 million PFOA settlement charge was excluded from Corporate and Other. However, it is reflected in Selling, General and Administrative Expense. Outside of the accrued PFOA costs, higher expenses were primarily related to increased legal costs and performance-related compensation adjustments incurred in the quarter. For the fiscal year, Corporate and Other represented a negative $128 million of Adjusted EBITDA versus a negative $82 million in the prior year.

The company received a net cash tax refund of $4 million in the quarter and made net cash tax payments of $50 million for the full year. The company expects its cash tax rate to be in the mid- to high-teens on a percentage basis for the full-year 2017, taking into consideration the company’s anticipated geographic mix of earnings and the impact of Chemical Solutions portfolio changes during the year.

Liquidity

As of December 31, 2016, consolidated debt was $3.5 billion. Debt, net of cash, was $2.6 billion, resulting in a 2016 net debt-to-EBITDA ratio of approximately 3.3 times. Cash balances were $902 million at December 31, 2016. During 2016, the company retired approximately $385 million of long-term debt, expected to result in approximately $20 million of savings annually from lower interest obligations.

Operating cash flow for the fourth quarter was $269 million, versus $302 million in the previous year quarter. Free Cash Flow for the fourth quarter was $166 million, down $9 million versus the previous-year quarter. Working capital1 performance for the full-year improved by $176 million, primarily driven by inventory reductions. The full-year Free Cash Flow improvement of $593 million was due to higher cash from operations and lower capital spending versus 2015.

1Excluding the impact of the $335 PFOA settlement charge

EXHIBIT 99.1

Outlook

"We are very proud of what we have achieved so far with our Five-Point Transformation Plan as our roadmap,” Vergnano commented. “We completed our strategic review of the Chemical Solutions portfolio, delivered approximately $200 million in structural cost savings this year, and are targeting an additional $150 million of cost savings.”

Vergnano added, “We expect transformation plan savings, an improving pricing environment for TiO2 and increased OpteonTM refrigerants adoption to remain drivers of our growth. We recognize we have some headwinds in our Fluoroproducts segment and will need to offset the EBITDA lost from our divestitures. With these factors in mind, we expect to generate greater than $1 billion in Adjusted EBITDA in 2017, deliver positive free cash flow, and achieve our net leverage target of less than 3 times. We have begun the year with solid momentum and believe that Chemours is well positioned for the future.”

Conference Call

As previously announced, Chemours will hold a conference call and webcast on Thursday, February 16, 2017 at 8:30 AM EDT. The webcast and additional presentation materials can be accessed by visiting the Events & Presentations page of Chemours’ investor website: investors.chemours.com. A webcast replay of the conference call will be available on the Chemours’ investor website.

About The Chemours Company

The Chemours Company (NYSE: CC) helps create a colorful, capable and cleaner world through the power of chemistry.  Chemours is a global leader in titanium technologies, fluoroproducts and chemical solutions, providing its customers with solutions in a wide range of industries with market-defining products, application expertise and chemistry-based innovations.  Chemours ingredients are found in plastics and coatings, refrigeration and air conditioning, mining and oil refining operations and general industrial manufacturing.  Our flagship products include prominent brands such as Teflon™, Ti-Pure™, Krytox™, Viton™, Opteon™, Freon™ and Nafion™.  Chemours has approximately 7,000 employees, 26 manufacturing sites serving approximately 4,000 customers in North America, Latin America, Asia-Pacific and Europe.  Chemours is headquartered in Wilmington, Delaware and is listed on the NYSE under the symbol CC.  For more information please visit chemours.com.

EXHIBIT 99.1

Non-GAAP Financial Measures

We prepare our financial statements in accordance with Generally Accepted Accounting Principles (“GAAP”). Within this press release, we make reference to Adjusted Net Income (Loss), Adjusted Diluted Income (Loss) per share and Adjusted EBITDA and Free Cash Flow, which are non-GAAP financial measures. Free Cash Flow is defined as Cash from Operations minus cash used for PP&E purchases. The company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Management uses Adjusted Net Income (Loss), Adjusted Diluted Income (Loss) per share, Adjusted EBITDA and Free Cash Flow to evaluate the company’s performance excluding the impact of certain non-cash charges and other special items which we expect to be infrequent in occurrence in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

Accordingly, the company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the company’s operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the company’s financial statements and footnotes contained in the documents that the company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the company in this press release may be different from the methods used by other companies. For more information on the non-GAAP financial measures, please refer to the attached schedules or the table, “Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures” and materials posted to the website at investors.chemours.com.

# # #

EXHIBIT 99.1

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the federal securities laws, that involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. The words “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project” and similar expressions, among others, generally identify “forward-looking statements,” which speak only as of the date the statements were made. These forward-looking statements address, among other things, our agreement with DuPont relating to the Settlement, resolution of environmental liabilities, litigation and other contingencies, anticipated future operating and financial performance, business plans and prospects, transformation plans, cost savings targets, plans to increase profitability and our outlook for Adjusted EBITDA, free cash flow and target net leverage that are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements are based on certain assumptions and expectations of future events which may not be accurate or realized. Forward-looking statements also involve risks and uncertainties, many of which are beyond Chemours’ control. Additionally, there may be other risks and uncertainties that Chemours is unable to identify at this time or that Chemours does not currently expect to have a material impact on its business. Factors that could cause or contribute to these differences include: whether the Settlement becomes effective; the outcome of any pending or future litigation related to PFOA; the performance by DuPont of its obligations under the Settlement; the terms of any final agreement between Chemours and DuPont relating to the Settlement; and other risks, uncertainties and other factors discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2015. Chemours assumes no obligation to revise or update any forward-looking statement for any reason, except as required by law.

CONTACT

MEDIA

Alvenia Scarborough

Director, Brand Marketing and Corporate Communications

+1.302.773.4507

media@chemours.com

INVESTORS

Alisha Bellezza

Treasurer and Director of Investor Relations

+1.302.773.2263

investor@chemours.com

The Chemours Company

Consolidated Statements of Operations

(Dollars in millions, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2016	2015	2016	2015
Net sales	$1,322	$1,360	$5,400	$5,717
Cost of goods sold	1,023	1,147	4,290	4,762
Gross profit	299	213	1,110	955
Selling, general and administrative expense [1]	480	151	934	632
Research and development expense	20	29	80	97
Restructuring and asset related charges, net	25	88	170	333
Goodwill impairment	—	—	—	25
Total expenses	525	268	1,184	1,087
Equity in earnings of affiliates	12	4	29	22
Interest expense, net	(56)	(53)	(213)	(132)
Other (expense) income, net	(3)	(17)	247	54
(Loss) income before income taxes	(273)	(121)	(11)	(188)
Benefit from income taxes	(43)	(35)	(18)	(98)
Net (loss) income	(230)	(86)	7	(90)
Less: Net income attributable to noncontrolling interests	—	—	—	—
Net (loss) income attributable to Chemours	$(230)	$(86)	$7	$(90)

Per share data
Basic (loss) earnings per share of common stock	$(1.26)	$(0.48)	$0.04	$(0.50)
Diluted (loss) earnings per share of common stock	$(1.26)	$(0.48)	$0.04	$(0.50)
Dividends per share of common stock	$0.03	$0.03	$0.12	$0.58

1 The three months and the year ended December 31, 2016 includes $335 million of PFOA settlement charge.

The Chemours Company

Consolidated Balance Sheets

(Dollars in millions, except per share amounts)

	December 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$902	$366
Accounts and notes receivable - trade, net	807	859
Inventories	767	972
Prepaid expenses and other	77	104
Total current assets	2,553	2,301
Property, plant and equipment	7,997	9,015
Less: Accumulated depreciation	(5,213)	(5,838)
Net property, plant and equipment	2,784	3,177
Goodwill and other intangible assets, net	170	176
Investments in affiliates	136	136
Other assets	417	508
Total assets	$6,060	$6,298
Liabilities and equity
Current liabilities:
Accounts payable	$884	$973
Short-term borrowings and current maturities of long-term debt	15	39
Other accrued liabilities	872	454
Total current liabilities	1,771	1,466
Long-term debt, net	3,529	3,915
Deferred income taxes	132	234
Other liabilities	524	553
Total liabilities	5,956	6,168
Commitments and contingent liabilities
Equity
Common stock (par value $0.01 per share; 810,000,000 shares authorized; shares issued and outstanding at December 31, 2016: 182,600,533 and 2015: 181,069,751)	2	2
Additional paid-in capital	789	775
Accumulated deficit	(114)	(115)
Accumulated other comprehensive loss	(577)	(536)
Total Chemours stockholders’ equity	100	126
Noncontrolling interests	4	4
Total equity	104	130
Total liabilities and equity	$6,060	$6,298

The Chemours Company

Consolidated Statements of Cash Flows

(Dollars in millions)

	Year Ended December 31,
	2016	2015	2014
Operating activities
Net income (loss)	$7	$(90)	$401
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	284	267	257
Amortization of deferred financing costs and issuance discount	20	8	—
Other operating charges and credits, net	52	7	18
(Gain) loss on sale of assets and businesses	(254)	9	(40)
Equity in earnings of affiliates, net of dividends received of $18, $23 and $19	(12)	—	1
Deferred tax benefits	(111)	(198)	(22)
Asset related charges	124	206	—
Decrease (increase) in operating assets:
Accounts and notes receivable - trade, net	5	(64)	4
Inventories and other operating assets	147	19	(29)
Increase (decrease) in operating liabilities:
Accounts payable and other operating liabilities	332	18	(85)
Cash provided by operating activities	594	182	505
Investing activities
Purchases of property, plant and equipment	(338)	(519)	(604)
Proceeds from sales of assets, net	708	12	32
Foreign exchange contract settlements	(12)	42	—
Investment in affiliates	(1)	(32)	(8)
Other investing activities	—	—	20
Cash provided by (used for) investing activities	357	(497)	(560)
Financing activities
Proceeds from issuance of debt, net	—	3,491	—
Debt repayments	(381)	(10)	—
Dividends paid	(22)	(105)	—
Debt issuance costs	(4)	(79)	—
Proceeds from exercised stock options	11	—	—
Cash provided at separation by DuPont	—	247	—
Net transfers (to) from DuPont	—	(2,857)	55
Cash (used for) provided by financing activities	(396)	687	55
Effect of exchange rate changes on cash	(19)	(6)	—
Increase in cash and cash equivalents	536	366	—
Cash and cash equivalents at beginning of year	366	—	—
Cash and cash equivalents at end of year	$902	$366	$—
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the year for:
Interest, net of amounts capitalized	$208	$103	$—
Income taxes, net of refunds	$50	$53	$—
Non-cash change in property, plant and equipment included in accounts payable	$(12)	$45	$(11)

The Chemours Company

Segment Financial and Operating Data (Unaudited)

(Dollars in millions)

Segment Net Sales	Three months ended			Three months ended	Sequential
	December 31,		Increase /	September 30,	Increase /
	2016	2015	(Decrease)	2016	(Decrease)
Titanium Technologies	$623	$589	$34	$625	$(2)
Fluoroproducts	569	515	54	591	(22)
Chemical Solutions	130	256	(126)	182	(52)
Net sales	$1,322	$1,360	$(38)	$1,398	$(76)

Segment Adjusted EBITDA	Three months ended			Three months ended	Sequential
	December 31,		Increase /	September 30,	Increase /
	2016	2015	(Decrease)	2016	(Decrease)
Titanium Technologies	$157	$62	$95	$144	$13
Fluoroproducts	111	80	31	143	(32)
Chemical Solutions	9	16	(7)	9	—
Corporate and Other	(38)	(26)	(12)	(28)	(10)
Total Adjusted EBITDA	$239	$132	$107	$268	$(29)

Adjusted EBITDA Margin	18%	10%		19%

Quarterly Change in Net Sales from December 31, 2015
	December 31,	Percentage	Percentage change due to:
	2016 Net Sales	Change vs 2015	Local Price	Volume	Currency Effect	Portfolio / Other
Total Company	$1,322	(3)%	2%	3%	—%	(8)%

Titanium Technologies	$623	6%	8%	(2)%	—%	—%
Fluoroproducts	$569	10%	(4)%	14%	1%	(1)%
Chemical Solutions	$130	(49)%	(2)%	(5)%	—%	(42)%

Quarterly Change in Net Sales from September 30, 2016
		Percentage	Percentage change due to:
	December 31, 2016 Net Sales	Change vs September 30, 2016	Local Price	Volume	Currency Effect	Portfolio / Other
Total Company	$1,322	(5)%	—%	(3)%	—%	(2)%

Titanium Technologies	$623	—%	3%	(3)%	—%	—%
Fluoroproducts	$569	(4)%	(3)%	(1)%	—%	—%
Chemical Solutions	$130	(28)%	—%	(9)%	—%	(19)%

The Chemours Company

Segment Financial and Operating Data (Unaudited)

(Dollars in millions)

Segment Net Sales
	Year Ended December 31,		Increase /
	2016	2015	(Decrease)
Titanium Technologies	$2,364	$2,392	$(28)
Fluoroproducts	2,264	2,230	34
Chemical Solutions	772	1,095	(323)
Net sales	$5,400	$5,717	$(317)

Segment Adjusted EBITDA
	Year Ended December 31,		Increase /
	2016	2015	(Decrease)
Titanium Technologies	$466	$326	$140
Fluoroproducts	445	300	145
Chemical Solutions	39	29	10
Corporate and Other	(128)	(82)	(46)
Total Adjusted EBITDA	$822	$573	$249

Adjusted EBITDA Margin	15%	10%

Year-to-Date Change in Net Sales from December 31, 2015
			Percentage change due to:
	2016 Net Sales	Percentage Change vs 2015	Local Price	Volume	Currency Effect	Portfolio / Other
Total Company	$5,400	(6)%	(3)%	2%	(1)%	(4)%

Titanium Technologies	$2,364	(1)%	(3)%	2%	—%	—%
Fluoroproducts	$2,264	1%	(1)%	4%	(1)%	(1)%
Chemical Solutions	$772	(29)%	(7)%	(3)%	—%	(19)%

The Chemours Company

Reconciliations of Non-GAAP Information (Unaudited)

GAAP Net Income (Loss) to Adjusted Net Income and Adjusted EBITDA Tabular Reconciliations

(Dollars in millions)

	Three months ended			Year ended
	December 31,		September 30,	December 31,
	2016	2015	2016	2016	2015
Net (loss) income attributable to Chemours	$(230)	$(86)	$204	$7	$(90)
Non-operating pension and other postretirement employee benefit (income) costs	(1)	(8)	(5)	(20)	(3)
Exchange losses (gains)	20	28	17	57	(19)
Restructuring charges	11	85	14	51	285
Asset related charges[1]	14	3	46	124	73
Loss (gain) on sale of assets or business	3	9	(169)	(254)	9
Transaction costs[2]	1	9	2	19	9
Legal and other charges[3]	336	8	5	359	8
Benefit from income taxes relating to reconciling items[4]	(139)	(46)	(2)	(156)	(129)
Adjusted Net Income	15	2	112	187	143
Net income attributable to noncontrolling interests	—	—	—	—	—
Interest expense, net	56	53	51	213	132
Depreciation and amortization	72	66	73	284	267
All remaining provision for income taxes[4]	96	11	32	138	31
Adjusted EBITDA	$239	$132	$268	$822	$573

[1]

The three and twelve months ended December 31, 2016 includes $13 million pre-tax asset impairment of our corporate headquarters building in Wilmington, Delaware and other asset write-offs.  The twelve months ended December 31, 2016 also included $48 million pre-tax asset impairment of our Pascagoula Aniline facility, $58 million pre-tax asset impairment in connection with the sale of the Sulfur business and other asset write-offs.  The twelve months ended December 31, 2015 includes $25 million of goodwill impairment and $45 asset impairment of RMS facility.  All charges, except for corporate headquarters building (which is included in Corporate and Other), are recorded in the Chemical Solutions segment.

[2]

Includes accounting, legal and bankers transaction fees incurred related to the Company's strategic initiatives, which includes transaction costs incurred in connection with the sales of the C&D and Sulfur businesses.

[3]	Includes litigation settlements, water treatment accruals and $335 million litigation settlement accrual related to PFOA, and lease termination charges.
[4]

Total of provision for (benefit from) income taxes reconciles to the amount reported in the Interim Consolidated Statements of Operations for the three and twelve months ended December 31, 2016 and 2015.

Adjusted Net Income diluted earnings per share is calculated using Adjusted Net Income divided by diluted weighted-average shares of common shares outstanding during each period, which includes unvested restricted shares.  The table below shows a reconciliation of the numerator and denominator for basic and diluted earnings per share and adjusted earnings per share calculations for the periods indicated:

	Three months ended			Year ended
	December 31,		September 30,	December 31,
	2016	2015	2016	2016	2015
Numerator:
Net (loss) income	$(230)	$(86)	$204	$7	$(90)
Adjusted Net Income	$15	$2	$112	$187	$143
Denominator:
Weighted-average number of common shares outstanding - Basic	182,125,428	181,019,197	181,596,161	181,621,422	180,993,623
Dilutive effect of the company's employee compensation plans [5]	3,911,098	569,247	1,932,395	1,795,078	743,964
Weighted average number of common shares outstanding - Diluted	186,036,526	181,588,444	183,528,556	183,416,500	181,737,587

(Loss) earnings per share - basic	$(1.26)	$(0.48)	$1.12	$0.04	$(0.50)
(Loss) earnings per share - diluted[5]	$(1.26)	$(0.48)	$1.11	$0.04	$(0.50)
Adjusted earnings per share - basic	$0.08	$0.01	$0.62	$1.03	$0.79
Adjusted earnings per share - diluted[5]	$0.08	$0.01	$0.61	$1.02	$0.79

[5]

Diluted earnings (loss) per share is calculated using net income (loss) available to common shareholders divided by diluted weighted-average shares of common shares outstanding during each period, which includes unvested restricted shares. Diluted earnings per share considers the impact of potentially dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares would have an antidilutive effect.

The Chemours Company

Reconciliations of Non-GAAP Information (Unaudited)

(Dollars in millions)

Estimated Income Before Income Taxes and Estimated Adjusted EBITDA Tabular Reconciliations

Year ending
December 31, 2017
(Dollars in millions)
Income before income taxes (estimated to be greater than) [1]	$510
Interest expense, net	200
Depreciation and amortization	280
Other reconciling items [2]	10
Adjusted EBITDA (estimated to be greater than) [1]	$1,000

[1]

Our estimates reflect our current visibility and expectations on market factors, such as but not limited to, current movements, TiO2 price and end-market demand.  Actual results could differ from the current estimates due to factors mentioned above and unknown or other market factors, which are not practical to estimate without unreasonable effort.

[2]	Includes estimated non-operating pension benefit costs (income), restructuring and other charges expected to be incurred in 2017.

GAAP Cash Flow to Free Cash Flow Tabular Reconciliations

	Three months ended			Year ended
	December 31,		September 30,	December 31,
	2016	2015	2016	2016	2015
Cash flow provided by (used for) operating activities	$269	$302	$199	$594	$182
Cash flow used for purchases of property, plant and equipment	(103)	(127)	(67)	(338)	(519)
Free cash flows [3]	$166	$175	$132	$256	$(337)

[3]

Cash flows from operating activities for year ended December 31, 2016 include the DuPont prepayments outstanding balance of approximately $58 million.  Excluding the DuPont prepayment, free cash flows for the year ended December 31, 2016 would have been $198 million.